Exhibit 99.3

BroadSoft, Inc. Prices $175.0 Million Convertible Senior Note Offering

Gaithersburg, MD—September 10, 2015—BroadSoft, Inc. (NASDAQ: BSFT) announced today the pricing of its offering of $175.0 million aggregate principal amount of 1.00% convertible senior notes due 2022 (the “notes”). The notes will be sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the notes is expected to close on September 15, 2015, subject to customary closing conditions. BroadSoft also granted the initial purchasers of the notes an option to purchase up to an additional $26.25 million aggregate principal amount of notes, exercisable within a 30-day period.

The notes will be general unsecured obligations of BroadSoft, and interest will be payable semi-annually in arrears. The notes will mature on September 1, 2022, unless earlier converted, redeemed or repurchased. The initial conversion rate will be 25.8249 shares per $1,000 principal amount of notes (equivalent to a conversion price of approximately $38.72 per share of BroadSoft’s common stock), subject to adjustment on the occurrence of specified events. Prior to the close of business on the business day immediately preceding June 1, 2022, the notes will be convertible at the option of the holders only upon the satisfaction of certain circumstances. Thereafter, the notes will be convertible at the option of the holders at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, BroadSoft will pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election.

BroadSoft may not redeem the notes prior to September 1, 2019. On or after September 1, 2019, BroadSoft may redeem for cash all or any portion of the notes, at its option, if the last reported sale price of the common stock is equal to or greater than 140% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending within the five trading days immediately preceding the date on which BroadSoft provides notice of redemption, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

BroadSoft estimates that the net proceeds from the offering will be approximately $169.3 million (or approximately $194.8 million if the initial purchasers exercise in full their option to purchase additional notes), after deducting initial purchasers’ discounts and estimated offering expenses payable by BroadSoft. Concurrently with the closing of the offering, BroadSoft will use a portion of the net proceeds of the offering to repurchase approximately $51 million principal amount of its 1.50% convertible senior notes due 2018 (the “2018 Notes”) in privately negotiated transactions effected through one or more of the initial purchasers as its agent for an aggregate purchase price of approximately $53 million. Additionally, concurrently with the closing of the offering, BroadSoft will use approximately $25 million of the net proceeds from the offering to repurchase shares of its common stock from purchasers of notes in the offering in privately negotiated transactions effected through one or more of the initial purchasers as its agent at a purchase price per share equal to the closing price per share of BroadSoft’s common stock on the date the offering of notes was priced, which was $31.61 per share. BroadSoft intends to use the remaining net proceeds for general corporate purposes, which may include the acquisition of, or investment in, complementary businesses, products or technologies and additional repurchases of the 2018 Notes.

The notes have not been and will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About BroadSoft:

BroadSoft is the leading provider of software and services that enable mobile, fixed-line and cable service providers to offer Unified Communications over their Internet Protocol networks. BroadSoft’s core communications platform enables the delivery of a range of enterprise and consumer calling, messaging and collaboration communication services, including private branch exchanges, video calling, text messaging and converged mobile and fixed-line services.

Media Contacts:

Industry Analyst / Media Relations:

Brian Lustig

Bluetext PR for BroadSoft

+1-301-775-6203

brian@bluetext.com

Investor Relations:

John Kiang, CFA,

BroadSoft, Inc.

+1 240.720.0625

jkiang@broadsoft.com